TEN Holdings

November 4th, 2024

John Orobono

9 Marquis Ridge

Holland, PA 18966

lehighjo@yahoo.com

Dear John,

We are pleased to offer you the position of Chief Financial Officer for Ten Holdings Inc. As discussed, this agreement will become effective Monday November 4th, 2024 and will supersede any previously signed offer and promotion letters.

In this position, you will report to Randy Jones, President and CEO of Ten Holdings Inc. Generally, the hours of employment are 9:00 AM - 5:30 PM with 30 minutes for lunch with after hour commitments from time to time. As always, it is essential that you perform your duties professionally, honestly, and timely.

Compensation: You will be paid an annual salary of $215,000 less applicable taxes. In addition, you will be eligible for an annual bonus of 20% based on business performance. Last, you shall receive a 1% equity share in Ten Holdings (or commensurate amount, TBD upon establishment of Ten Holdings Inc. equity plan).

Benefits: The company provides comprehensive Medical, Dental, and Vision benefits plans. The employee partially shares the cost of these plans. We will deduct your contribution from your bi-weekly paycheck if you elect to participate. Life and Disability Insurance are also provided at no cost to you as an employee.

401k Retirement Plan: If you have attained the age of 21, the company provides a 401k retirement plan. This plan will be offered coincident with your other benefits (or earlier upon request). Under our plan, you can make pre-tax contributions toward your retirement savings, and enjoy tax-free growth on your investment. The company will begin to match your contributions (up to a maximum of 4%) after your first anniversary, provided you worked at least 1,000 hours.

PTO (Paid Time Off): At Ten Holdings, Inc., we believe taking time away from work is essential to keeping ourselves healthy and productive. We offer lump sum PTO that combines traditional vacation and sick days into a single bank to use as needed.

Current employees are granted PTO on January 1st of each calendar year based on their tenure. Employees with less than five years of service receive 15 PTO days, those with five and ten years receive 20 days, and those with more than ten years receive 25 days.

New employees hired after March 1st of the current calendar year receive an adjusted number of PTO days. Assuming you start employment on the date indicated in the first paragraph of this letter, you will receive 15 PTO days to be used in 2024.

Standard Conditions: This letter is not a contract of employment or guarantee of ongoing employment. Your employment is "at-will" wherein either party can terminate the relationship at any time without cause, and with or without notice. Your first ninety (90) days of employment is considered a trial or Introductory Period with limited entitlement to benefits.

Confidentiality: All information contained in this offer letter is confidential and should be regarded as the property of the company. By no means, either public or private, should this information be shared with anyone other than the parties affected.

Related Agreements and Conditions: As a condition of employment, you may be required to execute various documents. Among these is an Employee Agreement which includes Disclosure or Misuse of Confidential Information and Non-Competition. Should you wish to receive a copy of this document before the execution of this letter, please contact me, and I will gladly provide them.

We are pleased that you are interested in working with our team and hope that you find your employment rewarding and enjoyable.

You acknowledge that this offer letter represents the entire agreement between you and Ten Holdings Inc. and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon your employment with Ten Holdings Inc.

If you have any questions, please contact me at zhamilton@dpxteam.com. Congratulations and I look forward to your acceptance and to working with you in your new role.

Zachary Hamilton

Head of Human Resources, Ten Holdings, Inc.

Accepted: John Orobono Date: Nov 4, 2024

John Orobono

President & CEO: Date: Nov 4, 2024

Randy Jones